Exhibit 99.1

ARIAD Names Robert Whelan, Jr. to Board of Directors

CAMBRIDGE, Mass.--(BUSINESS WIRE)--April 15, 2010--ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today announced the appointment of Robert M. Whelan, Jr., a highly regarded financial and business advisor and entrepreneur, to its Board of Directors. Mr. Whelan, 58, has more than thirty-five years of corporate finance and investment banking experience, including leadership positions at Volpe Brown Whelan, Prudential Securities, and Hambrecht & Quist.

“Bob Whelan brings exceptional financial and business expertise, strong strategic thinking and deep knowledge of the pharmaceutical and high-technology industries to our Board,” said Harvey J. Berger, M.D. chairman and chief executive officer of ARIAD. “His outstanding business and leadership experience will enable him to make meaningful contributions to ARIAD as we execute on our strategic plan of building a fully integrated oncology company.”

“I have known members of ARIAD’s management team and Board of Directors for many years, and I look forward to joining this outstanding group of professionals in helping ARIAD fulfill its mission to transform cancer care and to transform lives,” stated Mr. Whelan.

From 2008 to 2009, Mr. Whelan was a Fellow at the Harvard University Advanced Leadership Initiative, an innovative, year-long curriculum aimed at providing a rigorous educational program for exceptional leaders who have reached the height of their professions and are seeking to contribute their skills to solve global social problems.

Since 2001, Mr. Whelan has been a business advisor providing financial consulting, valuation and strategic services to public and private companies in the technology, healthcare and alternative energy industries.

From 1992 to 1999, he was a senior executive at Volpe Brown Whelan, LLC, a private technology and healthcare investment banking, brokerage and asset management firm. He served as a member of its Board of Directors, its chief operating officer and head of investment banking. Prudential Securities acquired Volpe Brown Whelan in 1999, and Mr. Whelan became Vice Chairman, Prudential Volpe Technology Group until 2001.

Previously, from 1988 to 1992, Mr. Whelan was Managing Director, New York Regional and High Technology Groups at Prudential Securities, and from 1984 to 1988, he was Managing Director and Head of Corporate Finance at Hambrecht & Quist, Inc.

Mr. Whelan received a B.A. degree from Dartmouth College where he was elected to Phi Beta Kappa and recognized as a Rufus Choate Scholar for academic excellence. He later earned an M.B.A. degree from Stanford Graduate School of Business with a concentration in Finance and Accounting.

In addition to several positions in the not-for-profit sector, Mr. Whelan currently serves on the Board of Directors of Leerink Swann & Co., a closely held investment-banking firm focused on the healthcare industry, and Growth Capital Partners Inc., a private equity firm.

About ARIAD

ARIAD’s vision is to transform the lives of cancer patients with breakthrough medicines. The Company’s mission is to discover, develop and commercialize small-molecule drugs to treat cancer in patients with the greatest and most urgent unmet medical need – aggressive cancers where current therapies are inadequate. ARIAD’s lead product candidate, ridaforolimus, is an investigational mTOR inhibitor in Phase 3 clinical development in patients with advanced sarcomas and is being developed in collaboration with Merck & Co., Inc. ARIAD’s second internally discovered product candidate, AP24534, is an investigational pan-BCR-ABL inhibitor completing Phase 1 clinical development in patients with hematological cancers, notably chronic myeloid leukemia. ARIAD has an exclusive license to pioneering technology and patents related to certain NF-κB cell-signaling activity, which may be useful in treating certain diseases. For additional information about the Company, please visit http://www.ariad.com.

This press release contains “forward-looking statements.” Forward-looking statements are based on management's expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, preclinical data and early-stage clinical data that may not be replicated in later-stage clinical studies, the costs associated with our research, development, manufacturing and other activities, the conduct, timing and results of pre-clinical and clinical studies of our product candidates, the adequacy of our capital resources and the availability of additional funding, and other factors detailed in the Company's public filings with the U.S. Securities and Exchange Commission. The information contained in this press release is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

Photos/Multimedia Gallery Available: http://www.businesswire.com/cgi-bin/mmg.cgi?eid=6250100&lang=en

CONTACT:
ARIAD Pharmaceuticals, Inc.
Maria E. Cantor, 617-621-2208